Page 1 of 4 Pages





                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                                Sarnia Corporation
_______________________________________________________________________________
                                (Name of Issuer)

                                     Common
_______________________________________________________________________________
                         (Title of Class of Securities)

                                    803724103
                                 ______________
                                 (CUSIP Number)


Check the following box is a fee is being paid with this statement []. ( A fee is not required only if the filing person: (1) has previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).



CUSIP No.  803724103                                         Page 2 of 4 Pages


 1.  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Versar Employee Savings and Stock Ownership Plan
        Federal ID# 54-1367522

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)
        (b)

 3.  SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

 5.  SOLE VOTING POWER

        404,983

 6.  SHARED VOTING POWER

        --

 7.  SOLE DISPOSITIVE POWER

        404,983

 8.  SHARED DISPOSITIVE POWER

        --

 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        404,983

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.86%

12.  TYPE OF REPORTING PERSON*

        EP



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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              Sarnia Corporation


Item 1.

(a)   The Issuer is Sarnia Corporation

(b) Issuer's principal executive offices are located at 6850 Versar Center, Springfield, Virginia 22151.

Item 2.

(a)   Versar Employee Savings and Stock Ownership Plan ("ESSOP").

(b) Principal business address is: 6850 Versar Center, Springfield, Virginia 22151.

(c)   Citizenship:  United States

(d)   Common shares

(e)   CUSIP Number:  803724103

Item 3.  Statement is Filed Pursuant to Rule 13d-1(b)
         ____________________________________________

(f) Employee Benefit Plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974; see 240.13d-1(b)(1)(ii)(F).

Item 4.  Ownership
         _________

(a) The aggregate number of shares beneficially owned by the ESSOP is 404,983 shares.

(b) This represents 8.86 percent of the 4,572,545 shares outstanding in the Issuer's most recently filed Form 10-Q dated December 31, 1996.



                                                             Page 4 of 4 Pages

(c) The ESSOP has the sole power to vote or direct to vote all 404,983 shares and that power is not shared with another person.

Item 5.  Ownership of Five Percent or Less of a Class
         ____________________________________________

Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person
         _______________________________________________________________

Not applicable

Item 7.  Identification and Classification of the Subsidiary
         ___________________________________________________

Not applicable

Item 8.  Identification and Classification of Members of the Group
         _________________________________________________________

Not applicable

Item 9.  Notice of Dissolution of Group
         ______________________________

Not applicable

Item 10.  Certification
          _____________

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   February 27, 1997
                                   ____________________________________________
                                   Date


                                   /S/ Michael Markels, Jr.
                                   ____________________________________________
                                   Signature


                                   Michael Markels, Jr., Trustee
                                   ____________________________________________
                                   Name/Title